UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT
PURSUANT TO SECTION 13 OR 15(d) OF THE
SECURITIES EXCHANGE ACT OF 1934

Date of report (Date of earliest event reported):

November 23, 2005

GTA-IB, LLC

(Exact Name of Company As Specified in its Charter)

Florida	333-120538	05-0546226
(State or Other Jurisdiction	(Commission	(I.R.S. Employer
of Incorporation)	File Number)	Identification Number)

36750 US 19N., Palm Harbor, Florida 34684

(Address of principal executive offices) (Zip Code)

(727) 942-2000

(Company’s telephone number, including area code)

not applicable

(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the Company under any of the following provisions (see General Instruction A.2. below):

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐  Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐  Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐  Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

1.02. Termination of a Material Definitive Agreement.

As announced previously on a Form 8-K filed by GTA-IB, LLC (the “Company”) on October 28, 2005, Golf Trust of America, Inc. (“GTA”), GTA’s operating partnership, Golf Trust of America, L.P. (“the Parent”), and Parent’s subsidiaries GTA-IB Golf Resort, LLC (the “Holding Company”), GTA-IB Condominium, LLC, (the “Condo Owner”), the Company and GTA-IB Management, LLC (the “Management Company” and, collectively with GTA, the Parent, the Company, the Holding Company and the Condo Owner, the “GTA Selling Entities”) entered into an Asset Purchase Agreement (the “Agreement”) with CMI Financial Network, LLC (“CMI”).  The Agreement provides for, among other things, the acquisition by CMI or its nominee (the “Buyer”) of the business (the “Business”) of the Westin Innisbrook Golf Resort (the “Resort”), certain related assets and liabilities and the Holding Company’s equity interest in Golf Host Securities, Inc.  In addition to the assumption of certain liabilities relating to the Resort and the Business, the Agreement provides that the Buyer will pay to the Company upon the closing of the transactions contemplated by the Agreement $45 million in cash, subject to certain adjustments.  By the terms of the Agreement, the Buyer is permitted to terminate the Agreement for any reason or for no reason at any time prior to November 25, 2005.  The Buyer recently requested that the GTA Selling Entities agree to amend the Agreement to provide an extension of the November 25, 2005 date, to, among other things, accommodate the Buyer’s desire for additional time to complete its due diligence and to make certain additional changes to the terms of the Agreement, including those relating to the timing of the payment of the purchase price and the closing date.  The GTA Selling Entities did not agree to the Buyer’s proposal to amend the Agreement as aforesaid.  Accordingly, on November 23, 2005, consistent with its rights under the Agreement, the Buyer exercised its right to terminate the Agreement.  Holihan Lokey will continue to market the Business and the Resort for sale on behalf of the GTA Selling Entities.

The foregoing summary of the material terms of the terminated Agreement does not purport to be complete, and is qualified in its entirety by reference to the Agreement which is filed as Exhibit 10.12 to the Company’s Quarterly Report on Form 10-Q filed on November 14, 2005.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Company has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

GTA-IB, LLC
(Company)

November 25, 2005	By:	/s/ W. Bradley Blair, II
W. Bradley Blair, II
President and Chief Executive Officer